Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

ING Partners, Inc.

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

March 3, 2008